SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.       )
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☐	Soliciting Material Pursuant to Sec. 240.14a-12
The Gabelli Global Multimedia Trust Inc.
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One Corporate Center Rye, NY 10580-1422 Tel. (914) 921-5070 Fax (914) 921-5098 www.gabelli.com info@gabelli.com	The Gabelli Global Multimedia Trust Inc.

For information:
Jeffrey M. Farber
EVP and CFO
GAMCO Investors, Inc.
(914) 921-5147
Carter Austin
(914) 921-5475

PRESS RELEASE
FOR IMMEDIATE RELEASE
Rye, New York	NYSE — GGT
June 11, 2010	CUSIP — 36239Q109
GABELLI GLOBAL MULTIMEDIA TRUST
ANNUAL MEETING OF SHAREHOLDERS
TO CONTINUE JUNE 23, 2010
     Rye, NY — The Gabelli Global Multimedia Trust Inc. (NYSE:GGT) (the “Fund”) announced today that its 2010 Annual Meeting of Shareholders (the “Meeting”) will be continued on June 23, 2010 at 8:00 a.m. at The Cole Auditorium, The Greenwich Public Library, 101 West Putnam Avenue, Greenwich, CT 06830. The record date for the Meeting remains April 1, 2010. Proxies properly submitted between June 8, 2010 and the closing of the polls at the Meeting, together with all proxies and ballots previously submitted on or before June 8, 2010, will be presented at the Meeting unless properly revoked.
     On June 8, 2010, the Meeting was adjourned by Mario J. Gabelli, Chairman of the Board of the Fund, acting in the capacity as Chairman of the Meeting, prior to the conduct of formal business or the opening of the polls due to uncertainty as to whether a quorum was present. In particular, the uncertainty was based on a question raised by Mr. Gabelli as to the ability of a large shareholder of the Fund to vote its shares at the Meeting in light of its filing beneficial ownership reports on Schedule 13G rather than on Schedule 13D. At the continuation of the Meeting on June 23, 2010, the independent inspector of election will determine which shareholders are entitled to vote and whether a quorum is present.
     The Gabelli Global Multimedia Trust Inc. is a non-diversified, closed-end management investment company with $138 million in total net assets whose primary investment objective is long-term growth of capital. The Fund is managed by Gabelli Funds, LLC, a subsidiary of GAMCO Investors, Inc. (NYSE:GBL), which is a publicly traded NYSE listed company.